As filed with the Securities and Exchange Commission on August 31, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

eCOST.COM, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0843777
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

2555 West 190th Street, Suite 106

Torrance, California 90504

(310) 225-4044

(Address of principal executive offices)

eCOST.com, Inc. 1999 Stock Incentive Plan

eCOST.com, Inc. 2004 Stock Incentive Plan

(Full title of the Plans)

Adam W. Shaffer

Chief Executive Officer

eCOST.com, Inc.

2555 West 190th Street, Suite 106

Torrance, California 90504

(310) 225-4044

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Craig S. Mordock, Esq.

Bryan S. Gadol, Esq.

Morrison & Foerster LLP

19900 MacArthur Blvd., Suite 1200

Irvine, California 92612

(949) 251-7500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee
Common Stock, $.001 par value per share	918,400 shares (2)	$4.05	$3,719,520	$471.26
Common Stock, $.001 par value per share	6,300,000 shares (3)	$5.95	$37,485,000	$4,749.35
Totals	7,281,400 shares		$41,204,520	$5,220.61

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

(2)	Represents 918,400 shares of common stock of eCOST.com, Inc. (the “Registrant”) subject to outstanding options under the Registrant’s 1999 Stock Incentive Plan as of August 31, 2004.

(3)	Represents 6,300,000 shares of common stock of the Registrant that may be offered or sold pursuant to the Registrant’s 2004 Stock Incentive Plan.

(4)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined based upon (a) the weighted average exercise price for outstanding options outstanding under the Registrant’s 1999 Stock Incentive Plan, and (b) the average of the high and low prices reported on the Nasdaq National Market on August 30, 2004 for the common stock available for grant under the Registrant’s 2004 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

(a)	The Registrant’s final prospectus that forms a part of its Registration Statement on Form S-1 (file No. 333-115119), as amended on August 27, 2004 and as declared effective by the Commission;

(b)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-50887) filed with Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

(c)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the audited financial statements described in (a) above.

All documents filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant’s amended and restated certificate of incorporation also provides for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Registrant expects to enter into agreements with its directors and executive officers that require the Registrant to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements will also establish procedures that will apply if a claim for indemnification arises under the agreements.

The Registrant maintains a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under some circumstances.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1*	Amended and Restated Certificate of Incorporation

4.2*	Amended and Restated By-laws

4.3*	Specimen Certificate of the Registrant’s Common Stock, par value $.001 per share

4.4*	eCOST.com, Inc. 1999 Stock Incentive Plan

4.5*	eCOST.com, Inc. 2004 Stock Incentive Plan

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page)

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-115199), declared effective by the Commission on August 27, 2004.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, eCOST.com, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on August 31, 2004.

ECOST.COM, INC.

By:	/s/ Adam W. Shaffer
Adam W. Shaffer Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Adam W. Shaffer and Theodore R. Sanders, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Adam W. Shaffer Adam W. Shaffer	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	August 31, 2004

/s/ Theodore R. Sanders Theodore R. Sanders	Chief Financial Officer (Principal Financial and Accounting Officer)	August 31, 2004

/s/ Gary W. Guy Gary W. Guy	President and Director	August 31, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
4.1*	Amended and Restated Certificate of Incorporation

4.2*	Amended and Restated By-laws

4.3*	Specimen Certificate of the Registrant’s Common Stock, par value $.001 per share

4.4*	eCOST.com, Inc. 1999 Stock Incentive Plan

4.5*	eCOST.com, Inc. 2004 Stock Incentive Plan

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature page)

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-115199), declared effective by the Commission on August 27, 2004.